                                                                   EXHIBIT 10.35
                                LEAR CORPORATION

                            ESTATE PRESERVATION PLAN

1. PURPOSE

      The purpose of the Lear Corporation Estate Preservation Plan (the "Plan") is to create a plan under which Lear Corporation ("Lear") can assist certain Executives in the acquisition of life insurance coverage.

2. DEFINITIONS

      For purposes of this Plan, the following terms have the meanings set forth below:

      2.01 AGREEMENT means the Agreement executed by a Participant (or a Participant's Assignee) implementing the terms of this Plan.

      2.02 ALTERNATIVE DEATH BENEFIT AMOUNT means, with respect to a Participant, a payment amount which, after subtracting any Lear federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on Lear's federal, state and local income tax rate (calculated at the highest marginal tax rate then applicable to Lear but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by Lear.

      2.03 ASSIGNEE means that person or entity designated as such in the Agreement.

      2.04 CHANGE IN CONTROL means a Change in Control of Lear, as such term is defined from time to time in the Lear Corporation Long-Term Incentive Plan.

      2.05 COMMITTEE means the Compensation Committee of the Board of Directors of Lear.

      2.06 COMPETITOR means an entity which could not have interlocking directors with Lear under 15 U.S.C. Section 19, as the same may be amended from time to time.

      2.07 COVERAGE AMOUNT means the insurance death benefit amount indicated in the Participant's Agreement.

      2.08 EFFECTIVE DATE means January 1, 1998.

      2.09 ELIGIBLE POSITION means the Chief Executive Officer or a position designated as an Eligible Position by the Chief Executive Officer of Lear.

      2.10 EXECUTIVE means an employee or officer of Lear (or of any subsidiary or affiliate of Lear which is designated by the Plan Administrator to participate in this Plan) who is employed in an Eligible Position.

      2.11 INSURER means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the joint lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

      2.12 PARTICIPANT means an eligible Executive who elects to participate in the Plan.

      2.13 PERMANENT POLICY means a Participant's Policy which is projected to have Policy cash values at least equal to the Participant's Coverage Amount when the Participant reaches age ninety-five (95), or, if the Policy is a Survivorship Policy, when the younger of the Participant and the Participant's spouse reaches age 100 (the "Maturity Date"), and Policy death benefits are equal to at least 125% of the Participant's Coverage Amount at all times to the Maturity Date, considering premiums paid prior to the time the determination is made, as well as future projected premiums. The determination shall be made by Lear based on projections provided by the Insurer or its agent. Projections shall be based on then current mortality charges and the lower of: (i) the dividend or interest crediting rate applicable to the Policy at the time the determination is made, or
            (ii) the monthly average of the applicable Policy dividend or interest crediting rate for the thirty-six (36) months immediately preceding the time of determination (or the monthly average for such shorter period as data is available, if it is not available for the full thirty-six (36) months).

      2.14 PLAN ADMINISTRATOR means, with respect to Lear's Chief Executive Officer, the Committee. For all other Executives, the Plan Administrator means the Chief Executive Officer of Lear.

      2.15 POLICY means the life insurance coverage acquired on the life of the Participant (or on the joint lives of the Participant and the Participant's spouse in the case of a Survivorship Policy) by the owner of the Policy.

      2.16 POLICY SURRENDER VALUE means, with respect to a Participant's Policy, the actual cash surrender value of the Policy, net of any applicable surrender charges, which would be available upon a complete surrender of the Policy.

      2.17 PREMIUM means with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's Spouse, if the Policy is a Survivorship Policy), the amount that Lear is obligated, pursuant to the terms of the Plan, to pay to the Insurer with respect to such Policy.

      2.18 SURVIVORSHIP POLICY means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

      2.19 TERMINATED FOR CAUSE means any meaning set forth in any unexpired employment or severance agreement between the Participant and the Company and/or an affiliate, and, in the absence of any such agreement, shall mean (i) the willful and continued failure of the Participant to substantially perform his or her duties with or for the Company or an affiliate, (ii) the engaging by the Participant in conduct which is significantly injurious to the Company or an affiliate, monetarily or otherwise, (iii) the Participant's conviction of a felony, (iv) the Participant's abuse of illegal drugs or other controlled substances or (v) the Participant's habitual intoxication. Unless otherwise defined in the Participant's employment or severance agreement, an act or omission is "willful" for this purpose if such act or omission was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that such act or omission was in the best interest of the Company or an affiliate.

      2.20 VESTED EXECUTIVE means an Executive who is currently employed and age 65 or older, who has ten or more Years of Service and who has been employed in an Eligible Position for at least five years; provided, that in the sole discretion of, and by written action of, the Committee or the Board of Directors of Lear, an Executive who is not age 65, who has fewer than ten Years of Service and/or who has not been employed in an Eligible Position for at least five years may be designated a Vested Executive. Notwithstanding the foregoing, an Executive will not be treated as a Vested Executive if the Executive is Terminated for Cause or at any time within three years of the Participant's termination of employment provides services without Lear's consent to an entity which is a Competitor. A former employee of Lear shall not be considered a Vested Executive unless he or she qualifies as a Vested Executive as of the date of his or her termination of employment, unless otherwise designated a Vested Executive by the Committee.

      2.21 YEAR OF SERVICE shall have the definition specified in the Lear Corporation Pension Plan.

3. ELIGIBILITY AND COVERAGE AMOUNT

      The eligibility of an Executive, as well as the applicable Coverage Amount, will be determined by the Plan Administrator.

      If, during the insurance application and underwriting process, it is determined that the Executive's health (or the health of the Executive's spouse) is such that the cost of the insurance would be prohibitive, the Plan Administrator may, in its sole discretion, determine that the Executive will not be eligible to participate in the Plan, provide a reduced Coverage Amount or take any other action it deems appropriate.

4. AMOUNT AND TYPE OF COVERAGE

      The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement.

5. PAYMENT OF PREMIUMS

      5.01 LEAR PAYMENTS. Subject to Sections 7.01, 7.02, 9 and 12.01, Lear shall pay all Policy Premiums necessary to maintain the Policy death benefit at a level at least equal to the Participant's Coverage Amount.

      5.02 PARTICIPANT PAYMENTS. Except as otherwise provided herein, a Participant (or the Participant's Assignee) shall pay to Lear, within sixty (60) days of the receipt by the Participant of an invoice from Lear, that portion of the Premium for such Policy year equal to the economic benefit of such life insurance coverage for federal income tax purposes determined based upon the age of the Participant (or ages of the Participant and the Participant's spouse, in the case of a Survivorship Policy) at the beginning of the Policy Year. The amount shall be determined in accordance with the guidelines set forth in Revenue Ruling 66-110 and Revenue Ruling 67-154, the Insurer's published one year term life insurance rates, and shall be conclusively determined by Lear. Such obligation to pay premiums shall terminate when a Participant attains age sixty-five
            (65) or, if later, after the payment of five (5) annual premiums by the Participant (or Assignee); if a Participant dies before the obligation to pay premiums terminates, such obligation shall terminate at the death of the Participant.

6. POLICY OWNERSHIP

      6.01 OWNERSHIP. Lear shall be the owner of a Participant's Policy and shall be entitled to exercise the rights of ownership. Notwithstanding the foregoing, the following rights shall be exercisable by the Participant (or Assignee if any): (i) the right to designate the beneficiary or beneficiaries to receive payment of the portion of the death benefit under the Participant's Policy equal to the Coverage Amount; and (ii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity or trust by the execution of a written instrument prescribed by Lear which is delivered to Lear. Also, except as provided in
            Section 7, Lear shall not borrow from, hypothecate, surrender in whole or in part, cancel, or in any other manner encumber a Participant's Policy without the prior written consent of the Participant's Assignee or, if there is no Assignee, the Participant.

      6.02 POSSESSION OF POLICY. Lear shall keep possession of the Policy. Lear agrees to make the Policy available to the Participant (or Assignee) or to the Insurer at such times as, and on such terms as, Lear determines for the sole purposes of endorsing or filing any change of beneficiary or assignment on the Policy.

7. TERMINATION EVENTS

      7.01 TERMINATION EVENTS. Except as provided in Section 7.02, Lear's obligations to maintain the Coverage Amount specified in a Participant's Agreement and to pay Premiums with respect to a Participant's Policy shall terminate:

            a. Automatically upon the death of the Participant (or upon the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy).

            b. Automatically upon a Participant's Termination for Cause.

            c. Automatically upon a Participant's termination of employment with Lear (or any subsidiary or affiliate of Lear) other than a Termination for Cause, prior to becoming a Vested Executive.

            d. Upon the written action of the Plan Administrator, if the
                  Participant (or Assignee) fails to pay the applicable portion of the Premium pursuant to Section 5.02 within sixty (60) days following written notice by Lear to the Participant (and, if applicable, Assignee) of the amount payable.

            e. Automatically should a Participant at any time within three years of the Participant's termination of employment provide services, without Lear's consent, to a Competitor.

            f. Upon the mutual agreement of Lear and the Participant's
                  Assignee (or the Participant, if there is no Assignee).

      7.02 IRREVOCABLE OBLIGATION. Notwithstanding any other provision of the Plan, (i) Lear's obligations to maintain the Coverage Amount specified in a Participant's Agreement and to pay Policy Premiums for a Vested Executive shall be irrevocable while such person is employed by Lear and shall remain irrevocable thereafter, unless such Participant is Terminated for Cause or unless the provisions of
            Section 7.01 (d), (e) or (f) apply; and (ii) Lear's obligations to maintain the Coverage Amount specified in a Participant's Agreement and to pay Policy Premiums for a Participant who obtains an irrevocable right pursuant to the provisions of Section 9 hereof (relating to Change in Control), shall thereafter be irrevocable.

      7.03 ALLOCATION OF DEATH BENEFIT. In the event of the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit paid under the Participant's Policy shall be divided as follows:

            a. The beneficiary or beneficiaries of the Participant (or Assignee)
                  shall be entitled to receive an amount equal to the Coverage Amount.

            b. Lear shall be entitled to receive the excess of the death benefit over the Coverage Amount.

                  In no event shall the amount payable hereunder exceed the Policy proceeds payable at the death of the Participant. Lear agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the death benefit in accordance with the provisions of this Section.

                  Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit Election in effect for the Participant pursuant to Section 8, then the entire Policy death benefit shall be paid to Lear.

      7.04. DISPOSITION OF POLICY. If Lear's obligations to maintain the Coverage Amount specified in a Participant's Agreement and to pay Premiums with respect to a Policy terminates under Section 7.01(c),
            (d) or (f), the Participant's Assignee (or the Participant, if there is no Assignee) may acquire the Participant's Policy from Lear by paying Lear an amount equal to the Policy Surrender Value (or any lesser amount determined by the Plan Administrator). In order to exercise this right, the person entitled to exercise the right shall notify Lear, in writing, of the intention to exercise the option to purchase the policy within sixty (60) days following the termination of Lear's obligations. If Lear is so notified, Lear shall, within thirty (30) days after being notified, provide a written notice to the Assignee (or Participant, if there is no Assignee) indicating the payment amount required. Within thirty (30) days after receiving such notice from Lear, the Assignee (or Participant, if there is no Assignee) shall make the required payment to Lear. If the payment is not made within the required time, the right to acquire the Policy shall terminate. If the required payment is received on a timely basis, Lear shall submit to the Insurer, within ten (10) business days after receiving the payment, the forms required to transfer the Policy ownership to the Assignee (or Participant, if there is no Assignee). If the Assignee (or Participant, if there is no Assignee) does not exercise his or her rights to acquire the Participant's Policy, the Assignee's (or Participant's) rights under the Plan and any related Agreement shall terminate, and Lear may, thereafter, take any action it deems appropriate with respect to the Participant's Policy, free from any restrictions or limitations imposed by the Plan or Agreement.

8. ALTERNATIVE DEATH BENEFIT ELECTION

      Following the termination of a Participant's obligation to pay Premiums under Section 5.02, a Participant (or the Participant's Assignee, if the Participant has assigned his or her Policy interest) may elect to receive an Alternative Death Benefit in lieu of the insurance benefit provided under the Plan. The Alternative Death Benefit shall be paid by Lear from the general funds of Lear, and shall not constitute an insurance benefit. It shall be paid by Lear to the Participant's (or Assignee's) beneficiary at the time the Participant's death benefit under the Policy would have been paid. The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary or beneficiaries of the Participant (or Assignee) shall receive the Alternative Death Benefit only, and shall not be entitled to receive any portion of any death benefits which become payable under the Participant's Policy, and the Participant (or Assignee) shall cooperate with Lear in effecting a change of beneficiary of the Participant's Policy to achieve such result.

      An election under this Section may be revoked. Any election (or revocation of an election) shall be in writing and shall be effective when received and acknowledged by Lear, and when the necessary Policy documentation has been completed in accordance with the procedures of the Insurer. A Participant (or Assignee) shall not be limited in the number of times an Alternative Death Benefit Election can be made (or revoked).

9. CHANGE IN CONTROL

      If there is a Change in Control:

      a. the Plan, and Lear's obligations to maintain the Coverage Amount specified in a Participant's Agreement and to pay Policy Premiums, shall become irrevocable for all Participants in the Plan at the time of the Change in Control and the Participant's (or Assignee's) obligation to pay that portion of the Policy Premium specified in
            Section 5.02 shall terminate;

      b. Lear shall immediately transfer the ownership of all Participants' Policies to an irrevocable trust established to: 1) pay any premiums projected to be payable on all Participants' Policies after the Change in Control, in order to qualify each Participant's Policy as a Permanent Policy, and 2) pay any Alternative Death Benefit which becomes payable under Section 8 of this Plan;

      c. Lear shall immediately fund such irrevocable trust with an amount sufficient to pay all necessary projected future premiums for all Participants' Policies in order to qualify each Participant's Policy as a Permanent Policy; and,

      d. Lear's rights under Section 12.01 to amend or terminate the Plan and any obligations hereunder shall immediately terminate.

      Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, Lear, or its successor, shall continue to be responsible for the Premiums associated with the Participants' Policies and any Alternative Death Benefits payable under
      Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

      The assets of any irrevocable trust created pursuant to this Section shall be used for the sole purpose of maintaining the Plan benefits pursuant to this Section, but such assets, including the Policies, shall be subject to the claims of creditors of the Company in the event the Company becomes insolvent. Provided, however, the ownership rights and interests of any such creditors related to any Policies shall be limited to those rights and interests possessed by the Company pursuant to Sections 6 and 7 of the Plan, and any other applicable provisions of the Plan or the Agreements between the Company and the Participants.

10. GOVERNING LAWS & NOTICES

      10.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of the State of Michigan without giving effect to the choice of law rules of the State of Michigan.

      10.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to Lear shall be addressed to the Attention of the Secretary at Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, MI 48086-5008. Any notice to the Participant (or Assignee) shall be addressed to the Participant (or Assignee) at the address following such party's signature on his Agreement. Any party may change the address for such party herein set forth by giving written notice of such change to the other parties pursuant to this Section.

11. MISCELLANEOUS PROVISIONS

      11.01 This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and Lear or a Participant and Lear, nor shall any provision restrict the right of Lear to discharge an Executive or Participant, or restrict the right of an Executive or Participant to terminate employment.

      11.02 The masculine pronoun includes the feminine and the singular includes the plural where appropriate.

      11.03 In order to be eligible to participate in this Plan, the Participant
                  (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, Lear shall have no further obligation to the Participant to allow him to begin participation in the Plan.

      11.04 If a Participant (or a Participant's spouse, if the Policy is a
                  Survivorship Policy) commits suicide within two years of the Participant Policy's issue, or if the Participant (or Participant's spouse if the Policy is a Survivorship Policy) makes any material misstatement of information or nondisclosure of medical history and dies within two years of the Participant's Policy's issue, then no benefits will be payable to the beneficiary of such Participant (or of the Participant's Assignee, where applicable).

      11.05 The Insurer shall be fully discharged from its obligations under the
                  Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to the Plan or any Agreement, or any modification or amendment. No provision of this Plan or any Agreement, nor of any modification or amendment, shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy.

12. AMENDMENT, TERMINATION, ADMINISTRATION, AND SUCCESSORS

      12.01 AMENDMENT/TERMINATION. The Board of Directors of Lear, or its
                  delegate, may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination will not affect the rights of any Participant (or Assignee) under any Agreement entered into with Lear prior to the date of such amendment, modification or termination without the Participant's (or Assignee's) written consent; provided, however, that the Board of Directors of Lear, or its delegate, shall have the unilateral right to terminate the Plan and cancel Lear's obligations hereunder and under any Agreements entered into hereunder if there is any material adverse change (as determined by Lear in its sole discretion) in the tax treatment resulting to Lear with respect to the Plan.

      12.02 ADMINISTRATION. This Plan shall be administered by the Plan
                  Administrator. The Plan Administrator (or its designee) shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others (including Executives) such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to Lear. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. Lear shall indemnify and hold harmless the Plan Administrator and any designee, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator or its designee

      12.03 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind Lear and the Participant and their successors, assignees, and representatives.

13. CLAIMS PROCEDURE; PLAN INFORMATION

      13.01 NAMED FIDUCIARY. The Plan Administrator is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan.

      13.02 CLAIMS PROCEDURES. Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator, Lear, Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, MI 48086-5008, Attention: Secretary. The Plan Administrator (or its designee) shall make all determinations concerning such claim. Any decision by the Plan Administrator (or its designee) denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 10.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Plan Administrator's receipt of the claimant's claim for benefits. If the Plan Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with the appeal as provided in this Section.

                  A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. Following the review of any additional information submitted by the claimant, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

                  a. The Plan Administrator shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

                  b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.